EXHIBIT 10.20

AGREEMENT

This Agreement (the “Agreement”) by and between Medis Technologies Ltd., a Delaware corporation (the “Company”) with executive offices at 805 Third Avenue, New York, New York 10022, and John P. Giere (“Giere”) is hereby entered into and effective as of December 18, 2008.

RECITALS

WHEREAS, the Company wishes to engage the services of Giere, from the date hereof through and including February 28, 2009, to render consultation and advisory services with respect to the business and operations of the Company, pursuant to the terms and conditions set forth herein; and

WHEREAS, the Company wishes to employ Giere, from March 1, 2009 through the Employment Term (as defined below), as its Chief Commercial Officer, and Executive Vice President of Sales and Marketing, and Giere wishes to be employed by the Company in such capacities, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.           Consulting Arrangement.  The Company hereby engages Giere’s services to render consultation and advisory services with respect to the business and operations of the Company, on the following conditions (the “Consulting Arrangement”):

(a) Term.  Subject to Section 1(g) below, the term of the Consulting Arrangement shall commence on the date hereof and continue through and including February 28, 2009, subject to earlier termination as provided herein (the “Consulting Term”).

(b) Consulting Fee. In consideration of Giere’s agreement to provide the Consulting Services (as defined below), the Company shall pay to Giere during the Consulting Term $10,349.46 for the partial month of December 2008 and thereafter $22,916.66 per whole month (the “Consulting Fee”). The Consulting Fee shall be paid ratably until the end of the Consulting Term at such times as the Company makes payroll payments to its employees.

(c) Equity.  Upon the execution of this Agreement (the “Date of Grant”), the Company shall issue to Giere options to purchase 250,000 shares of the Company’s common stock (the “Options”) under the Company’s 2007 Equity Incentive Plan (the “Incentive Plan”). The Options will (1) bear an exercise price per share equal to 100% of the closing price of the underlying shares on the Date of Grant, (2) be exercisable for a period of 7 years from the Date of Grant, (3) provide for vesting of 100,000 shares on the one year anniversary of the Date of Grant, 100,000 shares on the two year anniversary of the Date of Grant and 50,000 shares on the three year anniversary of the Date of Grant, (4) immediately vest in full, to the extent unvested, and be fully exercisable, upon any termination of Giere by the Company without cause or by Executive for Good Reason (as defined in Section 5(d) hereof), (5) be subject to termination and other provisions as set forth in the Stock Option Agreement setting forth the terms of the Options, attached hereto as Exhibit A, and (6) otherwise have such other terms and conditions that are no less favorable to Giere than the terms and conditions applicable to stock options granted at or about the same time to other consultants and senior executives of the Company. Notwithstanding the foregoing, the grant of  the Options shall be subject to the Company obtaining the approval of its stockholders, at a special meeting of stockholders to be held on or about December 23, 2008, to increase the number of shares available under the Incentive Plan to 2,300,000, and the Options shall be terminated and of no force and effect in the event of the Company’s failure to so obtain stockholder approval.

(d) Expenses.  In connection with the performance of Consulting Services, the Company shall reimburse Giere for all reasonable and necessary business expenses that have been approved in advance by the Company in writing, including without limitation the sum of $5,000.00 for legal expenses, reimbursable to Giere upon execution of this Agreement. In connection with such expenses (other than the legal expenses), Giere shall submit documentation substantiating such expenses, e.g., receipts, and shall be reimbursed within fifteen (15) business days of the Company’s receipt of an invoice together with such substantiating documentation.

(e) Services.  Giere shall report to the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, and shall furnish such consulting services and perform such duties concerning the business and operations of the Company as are set forth on Schedule A hereto, as well as such related duties as the Chief Executive Officer of the Company, or his designees, may from time to time direct (collectively, the “Consulting Services”). Giere shall perform the Services in a diligent, prudent and professional manner.

(f) Independent Contractor.  During the Consulting Term, Giere shall serve as an independent contractor of the Company in providing the Consulting Services, and shall be responsible for payment of all taxes on the payment of the Consulting Fee to him hereunder without deduction for tax withholding. The Company shall not provide Giere with, nor shall Giere be entitled to, any benefits of employment, including, without limitation, health insurance, medical insurance, life insurance, disability insurance or unemployment or workmen’s compensation insurance. During the Consulting Term, this agreement shall not be construed to create between the Company, on the one hand, and Giere, on the other hand, a relationship of principal or agent, joint venturers, co partners or employer and employee, the existence of which is hereby expressly denied by the Company and Giere. During the Consulting Term, Giere is not and shall not be an agent of the Company for any purpose whatsoever and shall have no right or authority to bind the Company or create any obligations, express or implied, on behalf of or in the name of the Company, unless expressly authorized in writing to do so.

(g) Extension of Consulting Term.  The Company shall have the absolute right and discretion, notwithstanding anything to the contrary in the remainder of this Agreement, to elect to continue the Consulting Term through December 31, 2009 upon the same terms set forth above in this Section 1 and not to employ Giere pursuant to Section 2. In the event of such election, the Company shall give Giere written notice thereof at least fifteen (15) days prior to the end of the Consulting Term and the employment provisions herein shall have no force and effect.

(h) Option to Terminate Services.  In the event the Company does not enter into a mutually acceptable indemnification agreement with Giere pursuant to Section 1(i) below prior to the end of the Consulting Term, Giere shall have the option, in his absolute right and discretion, to terminate his Consulting Services as of the end of the Consulting Term (subject to Section 1(g) above) and the employment provisions herein shall have no force and effect.

(i) Indemnification.  Prior to the end of the Consulting Term, the Board shall consider whether to cause the Company to enter into an indemnification agreement with Giere that would provide for indemnification rights to Giere separate and distinct from the indemnification rights that would be provided to Giere pursuant to the Company’s By-Laws in effect from time to time. Nothing in this Section 1(i) shall be deemed to require the Company to enter into any such agreement with Giere or otherwise to provide indemnification rights to Giere that are different from the other officers of the Company.

2.   Employment and Duties.

(a) During the Employment Term (as defined below), the Company shall employ Giere in the positions of Chief Commercial Officer and Executive Vice President of Sales and Marketing of the Company (and such other positions consistent with his status as the Chief Commercial Officer and Executive Vice President of Sales and Marketing of the Company as shall be reasonably assigned to Giere by the Company’s Chief Executive Officer or Board). Giere shall report to the Chief Executive Officer of the Company. Giere shall have all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of, such positions, including those as may be established by the Chief Executive Officer or the Board; provided that the nature of such responsibilities, duties and authorities shall not be materially inconsistent with Giere’s positions and duties hereunder or with those customarily accorded to, and expected of, a chief commercial or sales and marketing officer of a company similar to the Company.

(b) Giere hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company.  Giere shall not, during the Employment Term, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior consent of the Board.  Notwithstanding the foregoing limitations, provided that such activities neither interfere with the discharge of the employment duties and responsibilities of Giere hereunder nor violate the terms of Section 4 hereof, Giere shall be able to: (i) devote occasional business time to charitable, industry trade group and community activities and making personal passive investments in publicly traded securities in general and in competitors of the Company and its subsidiaries and affiliates; provided that Giere shall not in any event own more than 2% of the issued and outstanding securities of any such publicly traded company; and (ii) continue to serve as a member of the Board of Directors of Sonim Technologies, Inc. and VNL (Vihaan Networks Limited), and serve on any committee thereof.

(c) During the Employment Term, the Company shall provide to Giere offices in the City of New York, County of New York for the performance of his employment services hereunder. The Company may, from time to time, require Giere to travel in reasonable amounts in carrying out his employment duties pursuant to this Agreement, including but not limited to the Company’s other offices and facilities.

(d) Giere faithfully shall adhere to, execute and fulfill all policies lawfully established by the Chief Executive Officer and the Board acting in good faith.

3.   Compensation.  For all employment services rendered by Giere in any capacity required hereunder, the Company shall compensate Giere as follows:

(a) Base Salary.  During the Initial Employment Term (as defined in Section 4 hereof), Giere shall be paid a base salary at a rate of $275,000 per year (or pro-rated amount for any partial year during the Initial Employment Term) (the “Base Salary”), payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less frequently than monthly. For each successive Renewal Employment Term (as defined in Section 5 hereof), the Base Salary shall be reviewed by the Board or the compensation committee thereof (the “Compensation Committee”) after consultation with Giere and may be increased (but not decreased), as determined in good faith relying in part on such consultation, by the Board or the Compensation Committee.

(b) Equity Incentive Compensation.  The Company may at any time and from time to time in its sole discretion consider Giere for future annual or other grants of stock options, restricted shares or other forms of equity incentive compensation.

(c) Vacation and Leave.  During the Employment Term, Giere shall be entitled to 4 weeks (i.e., 20 days) paid vacation per year, pro-rated for partial years (the “Annual Vacation Days”); provided, however, that Giere shall not be compensated for any unused Annual Vacation Days or Carryforward Vacation Days (as defined below) upon termination of this Agreement or Giere’s employment by the Company. Giere shall be entitled to carry forward his unused Annual Vacation Days from each year, but only up to the lesser of (i) thirty percent (30%) of the Annual Vacation Days or (ii) the number of unused Annual Vacation Days from that year  (by way of illustration, if no vacation is taken in a particular year, then 6 days will be carried forward to the next year (30% of 20 days), but if 15 days of vacation are taken in a particular year, then 5 days will be carried forward to the next year) (the “Carryforward Vacation Days”). Giere shall be entitled to disability and other leave as provided by the policies of the Company from time to time.

(d) Incentive Bonus Plan.  Commencing on and for the fiscal year ending December 31, 2009 and annually thereafter until termination of this Agreement, Giere shall be eligible to receive a fiscal year end performance bonus (the “Bonus”), which shall constitute a wage, based upon the Company’s level of achievement of pre-established performance goals that shall be determined by the Chief Executive Officer and the Compensation Committee (acting in good faith) pursuant to discussions to be commenced in December 2008, but only after consultation with Giere, based on the Board approved budget for such year (excluding extraordinary gains). Such pre-established performance goals shall be reduced to writing and delivered to Giere upon adoption prior to the commencement of the fiscal year to which such pre-established performance goals relate or, in the event of the Bonus for fiscal 2009, prior to Giere’s commencement of employment. The Company shall review Giere’s performance and the

Bonus for fiscal 2009 promptly after June 30, 2009, which shall include consultation with Giere, and the Company shall make such adjustments to the Bonus for such fiscal year as shall be determined pursuant to such review. The Bonus, if any, will be paid to Giere in accordance with policies established by the Board or the Compensation Committee, from time to time, with respect to the method and timing for payment of bonuses to executives of the Company generally, and shall be paid pro rata for partial fiscal years.

(e) Benefits and Other Compensation.  During the Employment Term, Giere shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)
The Company shall include Giere as a covered insured under its Directors and Officers insurance policy and any other liability or similar insurance policies (“Insurance”), if provided to other senior executives of the Company. The Company shall provide a copy to Giere of its policies of Insurance, together with all amendments thereto or replacements thereof, from time to time. If this Agreement is terminated for any reason, the Company shall continue to provide such documents to Giere for a period of 5 years following the date of termination.

(ii)
Reimbursement for all business travel and other out-of-pocket expenses actually, reasonably and properly incurred by Giere in the performance of his services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Giere upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, and shall be reimbursed no less than on a monthly basis.

(iii)	An automobile allowance of $600.00 per month during the Employment Term.

(f) Payment.  Except as otherwise provided herein, payment of all compensation and benefits to Giere hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and source deductions.

(g) Cessation of Employment.  In the event Giere shall cease to be employed by the Company for any reason, Giere’s compensation and benefits with respect to such employment shall cease on the date of such event, except as otherwise provided herein.

4.   Non-Competition Agreement.

(a) Giere shall not, without the prior consent of the Board, during any Consulting Term or Employment Term and for the Applicable Period, for himself or on behalf of, or in conjunction with, any other person, company, partnership, corporation, entity or business of whatever nature, either directly or indirectly:

(i)
engage, as an officer, director, shareholder, member, manager, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an executive, independent contractor, agent, consultant or advisor, or as a sales representative, in any business selling any products or services that compete with the products or services offered by the Company at the later of the time of termination of Giere’s consultancy or employment, as the case may be, hereunder, anywhere in the United States and in any other country in which the Company does business;

(ii)
solicit any person who is at that time, or at any time within the preceding ninety (90) days of the time of the proposed call was, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such employee for Giere or any other Person; provided, however, that this Section 4(a)(ii) shall not apply to any person who independently contacts Giere during the Applicable Period in response to a general solicitation by a person or entity with which Giere is affiliated published in a newspaper, website or other publication of general circulation that is not specifically targeted at the Company’s employees; or

(iii)
solicit any person or entity that is at that time, or that was, at any time within the twelve (12) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company.

For the purposes of this Agreement the term “Applicable Period” shall mean twelve (12) months from the later of the (A) date Giere ceases to be a consultant to the Company and (B) the date Giere ceases to be an employee of the Company, in either case regardless of the reason for separation.

(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Giere agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders, without the necessity of posting a bond or other security.

(c) It is agreed by the parties that the foregoing covenants in this Section 4 impose a reasonable restraint on Giere in light of the activities, business and plans of the Company on the date of the execution of this Agreement, and Giere’s fees or  compensation, as the case may be, hereunder, in part, constitutes consideration for this covenant; but it is also the intent of the Company and Giere that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the term of this Agreement.

(d) The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant or part thereof shall not affect the remainder of such covenant or provisions of any other covenant.

(e) All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Giere against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided that the Company is not in breach of any obligation with respect to the payment of Severance (as defined in Section 5(e) hereof) and the Company’s breach of such obligation is a result of circumstances other than Giere’s breach of Section 4 or Section 7 hereof.

(f) Notwithstanding any of the foregoing, if any applicable law shall reduce the time period or scope during which Giere shall be prohibited from engaging in any competitive activity described in Section 4(a) hereof, the period of time or scope for which Giere shall be prohibited pursuant to Section 4(a) hereof shall be the maximum time or scope permitted by law.

5.   Term; Termination; Rights on Termination.  Subject to Section 1(g) hereof, the term of employment under this Agreement shall begin on March 1, 2009 and shall continue until December 31, 2011 (the “Initial Employment Term”) and, unless terminated as herein provided, shall be automatically renewed at the end of the Initial Employment Term for a period of one (1) year and thereafter for successive one (1) year terms (each such one (1) year term, a “Renewal Employment Term”), on the same terms and conditions contained herein with such changes, additions, deletions or modifications as may be agreed to in writing by Giere and the Company (the Initial Employment Term and each Renewal Employment Term, each an “Employment Term”), until either party notifies the other party in writing at least one hundred twenty (120) days prior to the expiration of the then current Employment Term that he or it does not want the Employment Term to so renew. It is acknowledged and understood that this Agreement shall remain in full force and effect during any notice period until the actual termination date hereof, subject to the terms hereof. This Agreement and Giere’s consultancy or employment, as the case may be, may be terminated in any one of the following ways:

(a) Death.  Giere’s employment hereunder shall immediately terminate upon his death, and the Company shall pay to Giere’s estate (i) all Base Salary earned as of the date of his death but unpaid, (ii) Bonus amounts, if any, earned as of the date of his death but unpaid and (iii) all other unpaid benefits from the period prior to the date of his death.

(b) Disability.  If, as a result of Giere’s incapacity due to physical or mental illness, Giere shall not have performed his duties hereunder on a full-time basis for three (3) consecutive months or for one hundred twenty (120) days in any twelve (12) month period, Giere’s employment under this Agreement may be terminated by the Company upon ten (10) days written notice if Giere is unable to resume his full time duties at the conclusion of such notice period.  Giere’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual Base Salary, reduced by the amounts of disability pay, if any, paid to Giere under any Company disability program. Giere shall not be entitled to any further salary or other compensation from the Company for any period subsequent to the effective date of such termination, except for (i) all Base Salary earned as of the date of such termination but unpaid, (ii) Bonus amounts, if any, earned as of the date of his termination but unpaid, (iii) all other unpaid benefits from the period prior to the date of such termination, and (iv) any other pay and benefits, if any, in accordance with then existing severance policies of the Company and Company benefit plans.

(c) Termination by Company.

(i)
For Cause.  The Company may terminate this Agreement immediately upon written notice to Giere for cause, which shall mean: (1) Giere’s willful misconduct or gross negligence in the performance or nonperformance of any of Giere’s material duties and responsibilities hereunder; (2) Giere’s continued and willful refusal promptly to follow any lawful direction of the Chief Executive Officer or the Board, provided that if Giere disagrees in good faith with such lawful direction in writing within a reasonable period of time after such lawful direction is given, then the Chief Executive Officer or the Board, as the case may be, and Giere shall in good faith discuss such disagreement and attempt to resolve same within a reasonable period of time based on the facts and circumstances of the disagreement, provided further that if such disagreement is not so resolved, Giere shall promptly follow and comply with such lawful direction of the Chief Executive Officer or the Board, as the case may be; (3) Giere’s willful misconduct or gross negligence in the performance or intentional nonperformance of his duties and responsibilities (regardless of materiality) under this Agreement, which in the aggregate, constitute a material nonperformance hereunder; (4) Giere’s willful misrepresentation, fraud, illegal drug abuse, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects, or can reasonably be expected so to affect, the operations, prospects or reputation of the Company; (5) Giere’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (6) Giere’s material breach of any fiduciary duty owed to the Company or breach of the provisions of Section 4 or Section 7 hereof, which breach is not cured within ten (10) days of written notice to Giere or is incapable of cure; or (7) any other willful and material breach by Giere of this Agreement that is not cured within ten (10) days of written notice to Giere or is incapable of cure. In the event of a termination for cause, as contemplated in this subsection 5(c)(i), the Company shall have no further obligation to make any payments to Giere or to provide any other benefits to him hereunder except for any Consulting Fee or Base Salary, as applicable, reimbursement or other benefits that have accrued or vested but not been paid as of the effective date of such termination.

(ii)
Without Cause. The Company may at any time during any Employment Term terminate this Agreement, if such termination is approved by the Board. In the event of a termination by the Company without cause, or upon the failure by the Company to agree to renew the Employment Term pursuant to Section 5 hereof and Giere in good faith wishes to renew such Employment Term, the Company’s obligations hereunder shall be as follows: (1) paying Severance to Giere in accordance with subsection 5(e) hereof; (2) paying a pro rata Bonus for the year of such termination (determined by applying the prior year’s Bonus methodology to Giere’s performance to date against the Company’s goal(s) to date); and (3) providing to Giere any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination.  The payments hereunder shall be made as and when such payments would have been made had Giere’s employment not have terminated hereunder. The Company’s obligation to pay the amount referred to in subsection 5(c)(ii)(1) shall be subject to Giere’s duty to mitigate his damages following the date on which this Agreement is terminated in accordance with this subsection 5(c)(ii); provided, however, that the duty to mitigate shall not require Giere to accept a position at lesser annual compensation if the lesser annual compensation would be less than 90% of Giere’s annual salary at the time of termination, or that requires Giere to relocate his primary residence. Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination. The payments and other benefits due to Giere hereunder shall be inclusive of all statutory or other legal severance entitlements of Giere.

(d) Termination by Giere.  Giere may at any time during the Employment Term terminate his employment hereunder (i) upon One Hundred Twenty (120) days prior written notice to the Company for any reason other than for Good Reason or (ii) for Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events unless Giere specifically agrees in writing by the Company and Giere that such event shall not be Good Reason: (A) any material breach of this Agreement by the Company; provided, however, that no such material breach described in this subsection shall constitute

Good Reason unless Giere gives the Company ten (10) days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the ten (10) day period after delivery of such notice (except that Giere shall not be required to provide such notice in case of intentional acts or omissions by the Company or more than once in cases of repeated acts or omissions); or (B) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement.  For purposes of clause (A) of this Section 5(d), a material breach shall include, but not be limited to, a demotion, material reduction in responsibilities, decrease in Base Salary,  any change in reporting relationship, in each case from that specifically described in this Agreement, relocation of Giere’s place of employment to a location more than 50 miles from his then current residence or the termination of employment of Jose Mejia for any reason. Termination of Giere’s Consulting Services pursuant to Section 1(h) shall not be considered termination by Giere for Good Reason and Giere shall not be entitled to any Severance upon such a termination.

(e) Severance.  If Giere’s employment is terminated by the Company pursuant to Section 5(c)(ii) or by Giere for Good Reason, the Company shall continue to pay Giere his then current Base Salary (the “Severance”) for a period of twelve (12) months (the “Severance Period”); provided that the payment to Giere of the Severance shall be subject to Giere’s execution of a release, whereby Giere releases the Company from all statutory and other claims or rights that he may have against the Company and its current and former officers, directors, and employees, including, but not limited to, all statutory claims or rights relating to Giere’s employment and/or termination (but excluding any claims or rights relating to the Company's obligations (i) to pay Giere Severance due and owing to him hereunder, and (ii) for indemnification according to the terms in effect as of the date of termination), in a form reasonably acceptable to the Company and to Giere (a “Release”); provided further that such Release shall immediately and with no further action on the part of either party be of no force and effect, and shall be null and void, if following Giere’s termination of employment for Cause, circumstances arise or are discovered pursuant to which Giere should not have been terminated for Cause, but only with respect to those circumstances. The Severance is expressly understood and agreed not to be salary or payroll compensation to an executive, but rather, severance to a former executive. Notwithstanding anything herein to the contrary, if Giere has breached a provision of Section 7 of this Agreement, or has breached a provision of Section 4 or Section 6 of this Agreement and he has failed to cure such breach within ten (10) days of notice from the Company describing such breach in reasonable detail, then the Severance payments shall terminate immediately. In the event Giere executes a Release in accordance with this Section 5(e), the Company shall execute a release, whereby the Company releases Giere from all statutory and other claims or rights that the Company may have against Giere; provided that such release shall immediately and with no further action on the part of either party be of no force and effect, and shall be null and void, if following Giere’s termination of employment circumstances arise or are discovered with respect to Giere that would have constituted cause for termination of employment hereunder, but only with respect to those circumstances.

(f) Deferral of Payments Necessary to Avoid Taxation Under Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement, to the extent applicable, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Notwithstanding any provision to the contrary in this Agreement, to the extent that Giere is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Giere’s “separation from service” (as such term is defined under Section 409A) or (ii) the date of Giere’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Giere in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Giere that would not be required to be delayed if the premiums therefore were paid by Giere, he will pay the full cost of premiums for such welfare benefits during the Delay Period and the Company will pay Giere an amount equal to the amount of such premiums paid by Giere during the Delay Period promptly after its conclusion.

6.   Inventions.  Giere shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, that have been conceived or made prior to the date hereof or that are conceived or made by Giere following the date hereof, solely or jointly with another, during any Consulting Term or Employment Term and that are directly related to the business or activities of the Company whether or not conceived during or after regular business hours or using any property or facilities of the Company.  Giere hereby assigns and agrees to assign all of his right, title and interest in and to any such intellectual property to the Company or its nominee and Giere hereby expressly waives any and all moral rights he may have in or in relation to such intellectual property.  Giere covenants and agrees to sign all such documents, instruments or agreements and to perform all such acts or otherwise assist the Company as are reasonably necessary in order to perfect and give effect to the foregoing assignment of intellectual property rights and, to the extent applicable, waiver of moral rights therein.  Giere agrees that all such materials that he develops or conceives and/or documents related thereto during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity.  Giere agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all such conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent, trademark and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof.  Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Giere hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom.  Giere reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the fees and/or compensation paid and to be paid by the Company to Giere for the materials and the contributions he will make to the development of any such information or materials.  Giere agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

7.   Confidential Information and Trade Secrets.  Giere acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to, or compiled by, him by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be, and remain, the property of the Company and be subject at all times to its discretion and control.  Giere agrees that he shall maintain strictly the confidentiality of, and shall not disclose any such Confidential Information or Trade Secrets to any person without the prior written consent of the Board.

For purposes hereof, the parties agree that “Confidential Information” means and includes:

•
All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, franchising arrangements and agreements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company;

•	All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for the Company’s use; and

•	All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are (i) already, or otherwise become, known by, or generally available to, Giere or the public, other than as a result of an act or omission by Giere in breach of the provisions of this Agreement or any other applicable agreement between Giere and the Company or by another party in violation of an obligation of confidentiality to the Company; (ii) required to be disclosed for Giere not to be in violation of any applicable law or regulation; (iii) required to be disclosed by Giere in connection with the enforcement of any of his rights under this Agreement or any other agreements between Giere and the Company; or (iv) required to be disclosed pursuant to an order of, or are necessary to be disclosed in connection with any litigation or other proceeding in which testimony is compelled before, any court or like entity or governmental authority; provided that in any such case, Giere shall provide the Company with prompt notice of such request, order or intended disclosure, cooperate reasonably with the Company in resisting or limiting, as appropriate, the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Company has had a reasonable opportunity to resist such disclosure, unless he is ordered otherwise pursuant to an order of a court of competent jurisdiction or he is advised by his counsel that such disclosure must be made at such time to avoid any legal penalty.

For purposes hereof, the term “Trade Secret” shall mean trade secrets of the Company, including, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

8.   Return of Company Property; Termination of Consultancy or Employment.  At such time as Giere’s consultancy or employment with the Company is terminated for any reason, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his consultancy or employment, as the case may be, and his obligations hereunder.  On or before the actual date of any termination, Giere or his representatives shall return to the Company all of the Company’s records, materials and other physical objects obtained during his consultancy and/or employment with the Company, including, without limitation, all Company credit cards and access keys and all materials, containing or derived from any Trade Secrets or Confidential Information.

9.   No Prior Agreements.  Giere hereby represents and warrants to the Company that the execution of this Agreement by him and his consultancy and/or employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Giere agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims by any third party that such third party may now have, or may hereafter come to have, against the Company based upon, or arising out of, any violation of breach or any noncompetition, invention or secrecy agreement between Giere and such third party that was in existence as of the date of this Agreement, and all other expenses directly related thereto incurred by the Company, including, but not limited to, reasonable attorneys’ fees and expenses and expenses of investigation.

10.   Non-disparagement.  The Parties agree that, other than in connection with any lawsuit, arbitration or other proceeding arising from or relating to this Agreement, (a) Giere will not denigrate, disparage, criticize, or make any negative statements concerning the Company or its affiliates or any of their respective officers, directors or employees and (b) the Company will not denigrate, disparage, criticize, or make any negative statements concerning Giere. Except as may be required by any applicable law, rule or regulation or advisable in the good faith determination of a party hereto, in the event of any termination of this Agreement for any reason, the parties shall respond to any inquiries by stating that there was mutual agreement to terminate this Agreement.

11.   Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  Giere understands that he has been selected by the Company on the basis of his personal qualifications, experience and skills.  Giere agrees, therefore, that he cannot assign all or any portion of his performance obligations under this Agreement.

12.   Complete Agreement.  Giere has no oral representations, understandings or agreements with the Company or any of its affiliates or any of its officers, directors or representatives covering the same subject matter as this Agreement, the Schedule and the Exhibit hereto. This written Agreement, the Schedule and Exhibit hereto are the final, complete and exclusive statement and expression of the agreement between the Company and Giere regarding the subject matter contained herein and therein and of all the terms of this Agreement, the Schedule and the Exhibit, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

13.   Notices.

(a) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to Giere or, in the case of the Company, to the address and person noted below,

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in the United States,

(iii)	sent by facsimile machine.

(b) Notices shall be sent to the following addresses or facsimile numbers:

(i)	in the case of Giere,

John P. Giere
834 Standish Avenue
Westfield, New Jersey  07090
Facsimile:  (908) 232-2208

(ii)	in the case of the Company,

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
Attention:     Jose Mejia
Facsimile:      (212) 935-9216

with a copy to,

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10022
Attention: Stephen E. Fox, Esq.
Facsimile: (212) 545-3476

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the third business day following the date of mailing; and

(iii)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile answer back confirming receipt by the recipient.

14.   Severability; Pleadings.  It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable.  In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.   Company Actions.  Giere acknowledges that, except as provided in Section 4(e) hereof, in any action by the Company to enforce the provisions of this Agreement, claims asserted by Giere against the Company arising out of his consultancy or employment, as the case may be, with the Company or otherwise shall not constitute a defense to enforcement of his obligations hereunder.

16.   Governing Law and Forum.  This Agreement shall in all respects be construed according to the laws of the State of New York, without regard to its choice of law principle (other than Section 5-1401 of the General Obligations Law of the State of New York).  Other than as expressly provided in Section 21 of this Agreement, the Company and Giere agree that any claims concerning the rights and obligations of the parties or any other issue arising under this Agreement shall be brought in New York Supreme Court, County of New York, or the

United States District Court for the Southern District of New York, and that such courts shall have exclusive jurisdiction over litigation involving any such claims. Other than as expressly provided in Section 21 of this Agreement, the Company and Giere agree to submit to the jurisdiction of such courts and that they will not raise lack of personal jurisdiction or inconvenient forum as defenses in any such litigation. The losing party shall pay the attorneys’ fees, expenses and costs of the prevailing party in any litigation hereunder.

17.   Counterparts.  This Agreement may be executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

18.   Modifications.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer.  No waiver by Giere or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.  The failure of Giere or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

19.   Survival.  The provisions of Sections 4, 5(e), 5(f), 6, 7, 8, 9 and 10 hereof shall survive termination of this Agreement for any reason.

20.   GIERE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. GIERE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY INDEPENDENT LEGAL COUNSEL OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED.  GIERE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

21.   Dispute Resolution.  Except with respect to disputes or claims under Sections 4, 6 or 7 hereof or with respect to any equitable remedy sought by a party hereto, which shall be governed by Section 16 hereof, this Agreement and the rights of any and all parties hereto pursuant hereto shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.  Any such controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by the following procedures:

(a) any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section. Within fourteen (14) days, each party involved in the dispute shall meet at a mutually agreeable location (which shall be in the County of New York unless otherwise agreed to by the parties), for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration;

(b) if such parties fail to resolve the dispute by written agreement or fail to agree on the identity of the Arbitrator within said fourteen (14) day period, then any such party may make a written application to the Judicial Arbitration and Mediation Services (“JAMS”) for a list of five (5) potential Arbitrators in New York, New York, or other mutually agreed upon location, to be mailed to the parties.  The parties shall strike names of the five (5) Arbitrators alternatively (with the non-initiating party striking first) until only one named Arbitrator remains.  If a party refuses to engage in the striking process within seven (7) days of receipt of the list, JAMS shall allow the party willing to engage in the striking process to strike three (3) names and JAMS will select an Arbitrator from among the remaining two (2) names; and

(c) within thirty (30) days of such selection process, the parties involved in the dispute shall meet in New York, New York, or other mutually agreed upon location with the Arbitrator at a place and time designated by such Arbitrator, and present their respective positions on the dispute.  Each party shall have no longer than one (1) day to present its position, the entire proceedings before the Arbitrator shall be no more than two (2) consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute (a “Final Determination”) and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The arbitrator shall have the authority to award any remedy and/or damages that could be awarded by a court.  The prevailing party (as determined by the Arbitrator) shall, in addition, be awarded by the Arbitrator the prevailing party’s attorneys’ fees and expenses in connection with such proceeding.  The losing party shall also pay the Arbitrator’s fees and expenses.  In the event there are multiple issues presented, the Arbitrator shall reasonably allocate the aforesaid costs between the parties.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: MEDIS TECHNOLOGIES LTD. By: /s/ Jose Mejia Name: Jose Mejia Title: President and Chief Executive Officer GIERE: /s/ John Giere JOHN P. GIERE

SCHEDULE A

SERVICES

The position of Chief Commercial Officer reports to the President and CEO and has worldwide accountability for leading and managing the external facing functions of the company Sales, Sales Support, Channel Programs, Strategic Alliances and those activities related to the 4 Ps Branding, Advertizing, Public Relations, Analyst Relations, Product Marketing, Events/Campaigns, Sponsorship and Website.  The CCO will be a key member of the Executive Officer team supporting the President in the mission to lift Medis Technologies to the next level of commercial maturity and create a great company to work for that generates above average return to employees and shareholders.

Priority Deliverables

Sales Programs                                     Major customer account plans
Develop On-line sales channels
Create Sales Channel Partners Program
Generate Retail Sales leads
Seek OEM Partner/License Opportunities

Marketing Programs                            Customer segmentation model
Product Development/Market Requirements Feedback Process
End User Market Research
Active Analyst Outreach
Pricing Strategy
Packaging
e-commerce portal

Sales Support Tools                            Sales forecasting process
Sales support programs and tools
Establish Key Deal Review Process

Marcom                                                 Advertizing Program
Point of Sale Promotion
Events and Sponsorships
Public Relations Strategy
Product Branding and Naming Architecture
Web site refresh
Search Marketing
Brand Strategy and Positioning

EXHIBIT A

OPTION AGREEMENT